Exhibit 99.1

April 17, 2007
FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

March 2007 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (J:COM; JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of  March 31, 2007 served by J:COM’s 24 managed franchises reached 2.64 million, up 484,000, or 22.4% since March 31, 2006.  The increase is attributed to growth of the subscribing households in existing service areas and the addition of newly consolidated franchises. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 4.58 million, up 830,600 or 22.2% since March 31, 2006. The bundle ratio (average number of services received per subscribing household) stood at 1.73 as of March 31, 2007 compared to 1.74 as of March 31, 2006, including Cable West Inc. The ratio excluding Cable West Inc. increased to 1.78 as of March 31, 2007 from 1.74 since March 31, 2006. Details are provided in the table below:

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

	Revenue Generating Units				Total
	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of March 31, 2007	2,199,700	1,162,900	1,217,700	4,580,300	2,642,200
	Digital: 1,206,800
As of March 31, 2006	1,807,000	931,600	1,011,100	3,749,700	2,158,200

Net year-over-year increase	392,700	231,300	206,600	830,600	484,000
Net increase as percentage	21.7%	24.8%	20.4%	22.2%	22.4%

Results for J:COM’s consolidated subsidiaries are noted below:

Total consolidated subsidiaries: 23 franchises; 40 systems:

	Revenue Generating Units				Total
Consolidated Systems Total	Cable Television	High-Speed Internet Access	Telephony	RGU Total	Subscribing Households
As of March 31, 2007	2,113,700	1,122,400	1,162,900	4,399,000	2,532,600
	Digital:1,165,700
As of March 31, 2006	1,696,100	884,000	949,800	3,529,900	2,025,000

Net year-over-year increase	417,600	238,400	213,100	869,100	507,600
Net increase as percentage	24.6%	27.0%	22.4%	24.6%	25.1%

About J:COM

Established in 1995, Jupiter Telecommunications Co., Ltd. (J:COM) is Japan’s largest multiple system operator based on the number of subscribing customers, serving 2.64 million subscribing households (as of March 31, 2007) in the Sapporo, Kanto, Kansai, and Kyushu regions. Based in Tokyo, J:COM is a corporate entity that provides cable television, high-speed Internet access, telephony and mobile services to customers through 24 managed franchises (as of  March 31, 2007) operating at the local level. The number of serviceable households or “homes passed” in J:COM franchise areas is 9.78 million (of which Cable West group has approximately 1.4 million  as of March 31, 2007). J:COM’s principal shareholder is LGI/Sumisho Super Media. J:COM is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp.

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Certain statements in this news release may constitute “forward-looking statements,” which involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Jupiter Telecommunications Co., Ltd. and any of its subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.